UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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PEROT SYSTEMS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PEROT SYSTEMS CORPORATION

2300 W. Plano Parkway
Plano, Texas 75075

Notice of Annual Meeting of Stockholders
Wednesday, May 10, 2006
3:00 p.m. – Central Daylight Time

Perot Systems Corporation
Plano Campus Cafeteria, West Lobby
2300 West Plano Parkway
Plano, Texas 75075

March 29, 2006

To Our Stockholders

On behalf of the Board of Directors, you are cordially invited to attend the 2006 Perot Systems Corporation Annual Meeting of Stockholders. At the Annual Meeting, our stockholders will be voting on:

•      the election of our directors;

•      the adoption of the 2006 Non-Employee Director Equity Compensation Plan and approval of the reservation of shares under the plan;

•      the ratification of the appointment of our independent registered public accounting firm for 2006; and

•      any other business properly brought before the meeting.

Voting is limited to stockholders of record at the close of business on March 13, 2006.

If you plan to attend the meeting in person, please bring to the Annual Meeting one of the admission tickets provided with these proxy materials.

Sincerely yours,

Ross Perot, Jr.
Chairman

PEROT SYSTEMS CORPORATION

PROXY STATEMENT

FOR
ANNUAL MEETING OF STOCKHOLDERS

Perot Systems Corporation is furnishing you this Proxy Statement on behalf of its Board of Directors to solicit proxies for its Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting. We will hold the Annual Meeting at our Plano Campus Cafeteria, 2300 West Plano Parkway, Plano, Texas on Wednesday, May 10, 2006, at 3:00 p.m. Central Daylight Time. We first mailed these proxy materials to our stockholders on or about March 29, 2006.

PURPOSE OF MEETING

We are holding the Annual Meeting for the stockholders to elect our directors, adopt the 2006 Non-Employee Director Equity Compensation Plan and approve the reservation of shares under the plan, ratify the appointment of our independent registered public accounting firm for 2006 and conduct any other business that properly comes before the Annual Meeting.

VOTING AND SOLICITATION

Right to Vote and Record Date

Our Class A Common Stock, par value $.01 per share, is the only type of security entitled to vote at the Annual Meeting. Each share of Class A Common Stock that you owned as of the close of business on March 13, 2006, entitles you to one vote for each of the 11 nominees for director and one vote on each other proposal properly brought before the Annual Meeting. On March 13, 2006, there were [                       ] shares of Class A Common Stock outstanding.

Quorum; Adjournment

The holders of at least a majority of the voting power of our issued and outstanding shares of Class A Common Stock must be present, in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. We count abstentions to determine whether a quorum exists for the transaction of business. We also count broker non-votes, which we describe in more detail below, as shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

Voting at the Annual Meeting

If your shares of Class A Common Stock are registered directly with Mellon Investor Services, you are a “record holder” and may vote in person at the Annual Meeting. If you hold your shares through a broker, bank or other nominee, your shares are held in “street name” and you are the “beneficial holder.” If you hold your shares in street name, in order to vote in person at the Annual Meeting, you must obtain a proxy from your broker, bank or other nominee.

Voting by Proxy

Whether or not you are able to attend the Annual Meeting, we urge you to vote by proxy.

Shares Held of Record

If you are a record holder, you can vote your shares using one of the following methods:

•   via the Internet website shown on the proxy card,

•   by telephone using the toll-free number shown on the proxy card, or

•   by a completed and returned written proxy card.

We must receive votes submitted through the Internet or by telephone by 11:59 p.m., Eastern Daylight Time, on May 9, 2006. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the Annual Meeting and vote in person.

If you vote by phone or via the Internet, please have your social security number and proxy or voting instruction card available. The sequence of numbers appearing on your proxy card and your social security number are necessary to verify your vote.

Shares Held in Street Name

If you hold your shares in street name, you should follow the directions provided by your broker or bank regarding how to instruct your broker to vote your shares. Without instructions from you, your broker or bank has discretion to vote your shares on “routine matters,” such as the election of directors and ratification of the appointment of the independent registered public accounting firm.

How the Proxy Holders Will Vote Your Proxy

The proxy holders will vote as you direct if you properly complete your proxy. If you submit a proxy but do not provide directions on how to vote, your proxy will be voted as follows:

•      FOR the nominees of the Board of Directors,

•      FOR approval of the 2006 Non-Employee Director Equity Compensation Plan and the reservation of shares under the plan,

•      FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and

•      In the discretion of the proxy holders, with respect to any other matters that may properly come before the Annual Meeting.

Changing Your Vote

You may revoke or change your proxy at any time before the Annual Meeting. The procedures for changing your vote differ depending on how you own your shares. If you are a record holder of your Perot Systems shares, you may change your vote by:

•      submitting another proxy with a later date before the beginning of the Annual Meeting,

•      sending a written notice of revocation to the Secretary of Perot Systems at 2300 West Plano Parkway, Plano, Texas 75075 that is received before the beginning of the Annual Meeting, or

•      attending the Annual Meeting and voting in person.

If you are a beneficial holder of your Perot Systems shares, you may change your vote by submitting new voting instructions to your broker, bank or nominee.

Vote Required

Board of Directors

The 11 nominees receiving the highest number of affirmative votes will be elected directors of Perot Systems and will serve until the next Annual Meeting or until their successors have been elected and qualified or until their earlier resignation or removal. We do not have cumulative voting for the election of directors.

Adoption of the 2006 Non-Employee Director Equity Compensation Plan and Reservation of Shares Under the Plan

Adoption of the 2006 Non-Employee Director Equity Compensation Plan and reservation of shares under the plan requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting.

Ratification of Independent Registered Public Accounting Firm

Ratification of our independent registered public accounting firm requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting.

Other Matters

Approval of other matters considered at the Annual Meeting generally require the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Our Certificate of Incorporation requires a vote of 66 2/3% of the outstanding Class A Common Stock for certain matters. As of the date of this proxy statement, no other matter for consideration at the Annual Meeting has been submitted to Perot Systems.

Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker holds shares in street name for a customer and the customer does not direct the broker’s vote with respect to the approval of non-routine matters.  With respect to the election of directors and ratification of the appointment of the independent registered public accounting firm, a broker will have discretionary authority to vote the shares if the beneficial owner has not given instructions.  Without your instructions, a broker may not vote on the adoption of the 2006 Non-Employee Director Equity Compensation Plan and reservation of shares under such plan.

Abstentions are counted as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Solicitation of Proxies

Perot Systems will pay all costs of the solicitation. We will furnish copies of solicitation material to fiduciaries and custodians holding shares in street name that others beneficially own. We will conduct the original solicitation by mail or, in cases where the stockholder has previously consented to electronic delivery, by electronic means. We may supplement the original solicitation with a solicitation by telephone, telegram, or other means by our directors, officers, or employees. We will not pay additional compensation to these individuals for their services. We do not plan to solicit proxies by means other than those we have described above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our bylaws provide that the number of our directors will not be less than one, with the exact number to be fixed by the Board of Directors. The Board of Directors has fixed the number of directors at 11. We are proposing the election of all 11 of our current directors to hold office for a term of one year, expiring at the close of the 2007 Annual Meeting of Stockholders or when their successors are elected and qualified or until their earlier resignation or removal. We have listed the nominees and their positions and offices with Perot Systems below. The proxy holders will vote all duly executed proxies received for the nominees listed below unless you instruct them otherwise. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any nominee designated by the current Board to fill the vacancy, unless the Board reduces the number of directors to be elected at the Annual Meeting. The Board is not aware of any nominee who is unable or who will decline to serve as a director.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW.

Directors and Their Business Experience

Ross Perot is Chairman Emeritus of the Board and has served as a director of Perot Systems since November 1997. Mr. Perot served as Chairman of the Board from February 1998 until September 2004.  Mr. Perot is a founder of Perot Systems, served as Perot Systems’ President and Chief Executive Officer from November 1997 through August 2000 and served as a director from April 1988 until August 1994. Mr. Perot is currently a private investor. Mr. Perot is the father of Ross Perot, Jr. Age 75.

Ross Perot, Jr. has served as Chairman of the Board of Perot Systems since September 2004 and as a director since June 1988. Mr. Perot served as President and Chief Executive Officer of Perot Systems from September 2000 until September 2004.  Mr. Perot is founder of Hillwood Development Company LLC. Mr. Perot is the son of Ross Perot.  Age 47.

Peter A. Altabef has served as President and Chief Executive Officer and as a director of Perot Systems since September 2004. Mr. Altabef served as Vice President, Secretary and General Counsel of Perot Systems from March 1996 until September 2004.   Mr. Altabef became General Counsel in 1994 and a Vice President in 1995.  Age 46.

Steven Blasnik has served as a director of Perot Systems since September 1994. Mr. Blasnik has been employed by Perot Investments, Inc., a private investment firm affiliated with our Chairman Emeritus, Ross Perot, for more than five years. Mr. Blasnik also serves as President of Parkcentral Capital Management LP, an investment firm controlled by the Perot Family Trust, and Hill Air Company, LLC, which is wholly-owned by Ross Perot.  Age 48.

John S.T. Gallagher has served as a director of Perot Systems since May 2001. Since November 2005, Mr. Gallagher has served as director and Chief Executive of Stony Brook University Hospital.  Mr. Gallagher also serves as a director and member of the audit and compensation committees of Netsmart Technologies, Inc. and as a director and audit committee member of American Medical Alert Corp. Mr. Gallagher served as President and Chief Executive Officer of North Shore-Long Island Jewish Health System from October 1997 through December 2001 and continues to serve on its Board of Trustees.  From January 2002 to November 2005, Mr. Gallagher served as Deputy County Executive of Health and Human Services for Nassau County, New York. Age 74.

Carl Hahn has served as a director of Perot Systems since April 1993.  Since June 1996, Mr. Hahn has been a private investor. Mr. Hahn previously served as Chairman of Saurer Ltd., a manufacturer of textile machines, and Chairman of the Board of Management of Volkswagen AG. Mr. Hahn also serves as a director and member of the compensation committee of Hawesko AG and Indesit Company (formerly known as Merloni Elettrodomestici Group).  Mr. Hahn is also a professor of Industrial Strategies at the University of Zwickau, Germany.  Age 79.

DeSoto Jordan has served as a director of Perot Systems since February 2004. Since September 1999, Mr. Jordan has been a private investor and Chairman of Afton Holdings, LLC. From 1988 to 1999, Mr. Jordan served as Vice President of Perot Systems. Mr. Jordan also serves as a director and member of the audit committee of Argan, Inc. Age 61.

Thomas Meurer has served as a director of Perot Systems since May 2001. Mr. Meurer is Senior Vice President of Hunt Consolidated, Inc., director and President of Hunt Equities, Inc., and director and Senior Vice President of Hunt Oil Company and has served as an officer and director of one or more of the Hunt affiliated entities for over five years. Age 64.

Cecil H. (C. H.) Moore, Jr. has served as a director of Perot Systems since October 2003. Mr. Moore is a private investor and has served on several public boards since his retirement from KPMG LLP in June 2000.  Mr. Moore is also a partner in Moore Holdings, Ltd., a family owned partnership.  From January 1990 until August 1999, he served as managing partner of the Dallas Business Unit and as an International Liaison Partner of KPMG LLP. Mr. Moore is also a director and member of the audit committee of NL Industries, Inc. and a director and chairman of the audit committee of Kronos Worldwide, Inc. Age 66.

Anthony J. Principi has served as a director of Perot Systems since December 2005. Mr. Principi has served as Chairman and Chief Executive Officer of QTC Management, Inc. since November 2005. Mr. Principi is also a director and member of the audit committee of Mutual of Omaha Insurance Company. Since March 2005, Mr. Principi has served as Chairman of the Defense Base Closure and Realignment Commission. From January 2001 until January 2005, Mr. Principi was Secretary of the United States Department of Veterans Affairs. From March 2005 until May 2005, Mr. Principi was Vice President of Pfizer, Inc.  Age 61.

Anuroop (Tony) Singh has served as a director of Perot Systems since March 2005. Mr. Singh has served as Vice Chairman of Max New York Life Insurance Company Limited, a partnership between New York Life International LLC and Max India Limited, since January 2005.  Mr. Singh was CEO and managing director of Max New York Life from October 2000 through December 2004.  Mr. Singh also served as a director of Max India Limited from October 2000 until September 2005.  Age 52.

Board and Committee Meetings

The Board met six times in 2005. During 2005, each incumbent director, except for Ross Perot, attended at least 75% of the Board meetings and meetings of all of the committees of which he was a member. Mr. Perot attended four of six of the Board of Directors’ meetings held during 2005.  Directors are encouraged to attend the annual meetings of Perot Systems’ stockholders. Six members of the Board attended the Company’s annual stockholders’ meeting in May 2005.

The Board has established the Audit Committee, Human Resources and Compensation Committee, and Nominating and Governance Committee to assist in the discharge of the Board’s responsibilities. Members of the committees serve until their successors are appointed or their earlier resignation or removal.

The charters of the Audit, Human Resources and Compensation, and Nominating and Governance Committees are publicly available at the Corporate Responsibility section of Perot Systems’ website (www.perotsystems.com/responsibility). Perot Systems intends to disclose all substantive amendments to these charters on this Web site. Stockholders may request a printed copy of any of these charters from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone
1-877-737-6973.

Presiding Director for Executive Sessions of Non-Management Directors

The Board holds meetings of its non-management directors quarterly. The presiding director for these meetings rotates January 1 of each year according to the alphabetical order of each non-management director’s last name. Mr. Gallagher served in this position during fiscal 2005. Mr. Hahn is the presiding director for 2006. Stockholders and other interested parties may express any concerns regarding Perot Systems’ business practices to the presiding director or to the non-management directors as a group by sending a written communication to Perot Systems Corporation, Attn: Non-Management Directors/Corporate Secretary, 2300 West Plano Parkway, Plano, Texas 75075

or by calling our Confidential Hotline (1-800-753-9173) and requesting that the information be provided to the non-management directors.

Audit Committee

The Audit Committee consists of C. H. Moore, Jr., Carl Hahn, and John S.T. Gallagher. Mr. Moore, the Chairman of the Audit Committee, was appointed to the Audit Committee in December 2003. Messrs. Hahn and Gallagher were appointed in December 1994 and May 2001, respectively. The Audit Committee met eight times in 2005. All members of the Audit Committee satisfy the requirements of independence as set forth in the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard, and are independent within the meaning of the applicable regulations of the Securities and Exchange Commission. C. H. Moore, Jr. is qualified as an audit committee financial expert within the meaning of the Securities and Exchange Commission regulations, and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Perot Systems. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of Perot Systems’ financial statements. A charter, that the Board reassesses annually, governs the Audit Committee’s activities.

The Audit Committee’s primary responsibilities and duties are to review and discuss with our outside independent registered public accounting firm our financial statements and the professional services they provide, including the scope of their audit coverage, the independent registered public accounting firm’s reports to management and management’s responses to such reports, and the independence of the accounting firm from our management. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to legal and regulatory compliance matters.  The Audit Committee also reviews and discusses with management the scope of our internal audits, summaries of the internal auditors’ reports and activities, the effectiveness of our internal audit staff, certain possible violations of our Standards and Ethical Principles, and such other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or as have been brought to its attention. In addition, the Board has delegated to the Audit Committee the authority to select Perot Systems’ independent registered public accounting firm for each fiscal year.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee consists of Carl Hahn, DeSoto Jordan, Thomas Meurer and Anuroop (Tony) Singh. Mr. Hahn, the Chairman of the Human Resources and Compensation Committee, was appointed to the committee in March 2002. Messrs. Meurer, Jordan and Singh were appointed in March 2002, February 2004, and June 2005, respectively. The Human Resources and Compensation Committee met five times in 2005.

All members of the committee satisfy the requirements of independence as set forth in the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard.  The primary responsibilities of the committee are to assist the Board of Directors in discharging its responsibilities relating to the compensation of our associates, to review and make final determinations with respect to the compensation of the Chairman and the Chief Executive Officer, and to review and make recommendations to the Board of Directors on the compensation of other executive officers and outside directors, bonus and retirement plans, the 1999 Employee Stock Purchase Plan, and the 2001 Long-Term Incentive Plan. In discharging these responsibilities, the committee was advised by our Human Resources organization. In addition, the committee has engaged an independent compensation consultant as its advisor.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Thomas Meurer, John S.T. Gallagher, and DeSoto Jordan. Mr. Meurer, the Chairman of the Nominating and Governance Committee, was appointed to the committee in June 2003. Messrs. Gallagher and Jordan were appointed to the Nominating and Governance Committee in June 2003 and February 2004, respectively. The committee met four times in 2005.

The Board of Directors established the Nominating and Governance Committee to assist the Board in shaping the corporate governance of Perot Systems, including the composition of the Board and its committees. The Nominating and Governance Committee identifies and recommends to the full Board all candidates for election as a director. The committee also recommends corporate governance principles for Perot Systems.

Each member of the Nominating and Governance Committee satisfies the requirements of independence set forth in the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard. The Director Independence Standard is publicly available at the Corporate Responsibility section of Perot Systems’ Web site (www.perotsystems.com/responsibility).

Director Independence

Pursuant to the Director Independence Standard, the Board reviewed each director’s independence in February 2006. As a result of this review, the Board affirmatively determined that each director standing for election at the Annual Meeting, except Ross Perot, Ross Perot, Jr., Peter Altabef and Steven Blasnik, has no material relationship with Perot Systems (either directly or as a partner, shareholder or officer of an organization that has a relationship with Perot Systems) and is independent of Perot Systems and its management under the Director Independence Standard, the listing standards of the New York Stock Exchange currently in effect and, with respect to members of the Audit Committee, applicable regulations of the Securities and Exchange Commission.

In connection with Mr. Meurer’s independence determination, the Board examined the personal relationships between Mr. Meurer and the Perot family. These relationships include Mr. Meurer’s service as an unpaid trustee or co-trustee for 13 trusts that benefit members of Ross Perot’s family, including Ross Perot, Jr. One of these trusts is a limited partner, which owns approximately 56.4% of the economic interest in HWGA, Ltd., a limited partnership having Ross Perot and Ross Perot, Jr. as its sole general partners. HWGA owns 31,705,000 shares of the Company’s Class A Common Stock. However, as a limited partner, the trust does not possess, either directly or indirectly, (i) the power to direct or cause the direction of management and policies of HWGA or (ii) voting or dispositive power over the Class A Common Stock owned by HWGA. Five of the remaining trusts, one of which has Ross Perot, Jr. as its principal beneficiary, own an aggregate of 136,800 shares (27,360 shares each) of the Company’s Class A Common Stock. After considering all relevant facts and circumstances, the Board determined Mr. Meurer’s relationships were not material and do not impair the independence of Mr. Meurer.

In connection with Mr. Gallagher’s independence determination, the Board examined Mr. Gallagher’s service as a Life Trustee on the 130-member board of trustees for North Shore—Long Island Jewish Health System, a former client of Perot Systems, and his former service as its Chief Executive Officer. After considering all relevant facts and circumstances, the Board determined that Mr. Gallagher’s relationships were not material and do not impair the independence of Mr. Gallagher.

In connection with Mr. Jordan’s independence determination, the Board examined Mr. Jordan’s role as a founder of the Company and his employment by the Company until his retirement in 1999. The Board also considered a personal loan made by Ross Perot to Mr. Jordan, which was repaid in 1999. After considering all relevant facts and circumstances, the Board determined that Mr. Jordan’s relationships were not material and do not impair the independence of Mr. Jordan.

Stockholder Nominations and Nominee Review Process

The Nominating and Governance Committee will consider director candidates recommended by Perot Systems’ stockholders. Perot Systems’ Director Qualification Guidelines are publicly available at the Corporate Responsibility section of Perot Systems’ Web site (www.perotsystems.com/responsibility). Perot Systems stockholders who wish to recommend a director candidate should mail the candidate’s resume, together with a letter from the candidate confirming his or her interest in serving as a director of Perot Systems, to Perot Systems Corporation, Attn: Nominating Committee/Corporate Secretary, 2300 West Plano Parkway, Plano, Texas 75075.

Once the Nominating and Governance Committee has identified a prospective candidate, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the candidate’s resume, as well as the Nominating and Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The initial determination is also based on the likelihood that the prospective candidate meets the standards and qualifications set forth in the Perot Systems’ Director Qualification Guidelines, which include:

•      the ability of the prospective candidate to represent the interests of the stockholders of Perot Systems;

•      the highest personal and professional ethics, integrity and values;

•      broad-based skills and experience at an executive, policy-making level in business, government or technology areas relevant to Perot Systems’ activities;

•      a global business perspective;

•      a willingness to devote sufficient time to become knowledgeable about Perot Systems’ business and to carry out his or her duties and responsibilities effectively;

•      a commitment to serve on the Board for five years or more at the time of his or her initial election; and

•      the extent to which the prospective candidate contributes to the expertise of the Board.

The Nominating and Governance Committee also considers such other relevant factors as it deems appropriate, including the composition of the Board, the balance of management and independent directors, and financial or industry expertise. If the Nominating and Governance Committee determines that the candidate is qualified and interested, the committee coordinates a series of interviews between the candidate and appropriate directors, officers and other senior managers of Perot Systems. After conducting their evaluation, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the committee.

Directors (other than executive officers) standing for election by our security holders for the first time and the source of recommendations for such directors are as follows:

Director Nominee	Recommended By
Anthony J. Principi	Security holder and non-management director

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors, the Audit Committee, and the Nominating and Governance Committee at the addresses set forth in the table below. Perot Systems’ Secretary is responsible for forwarding to appropriate directors all written communications addressed to the Board or its committees. In addition, transcripts of calls to Perot Systems’ Confidential Hotline relating to accounting and financial matters are forwarded to the members of the Audit Committee.

Directors	Address
Board of Directors	By mail: Perot Systems Corporation Attn: Board of Directors/Corporate Secretary 2300 West Plano Parkway Plano, TX 75075

Audit Committee

By mail: Perot Systems Corporation
Attn: Audit Committee/Corporate Secretary
2300 West Plano Parkway
Plano, TX 75075
By e-mail: PSC-AuditCommittee@ps.net
Telephone: +1 (800) 753-9173 (Confidential Hotline)

Nominating and Governance Committee	By mail: Perot Systems Corporation Attn: Nominating Committee/Corporate Secretary 2300 West Plano Parkway Plano, TX 75075

Individual Directors	By mail: Perot Systems Corporation Attn: Name of Director/Corporate Secretary 2300 West Plano Parkway Plano, TX 75075

Director Compensation

Each of the non-employee directors (other than Ross Perot) receives a $45,000 annual retainer payable in quarterly installments. These non-employee directors have the option to receive all or part of the retainer in the Company’s Class A Common Stock, which is valued at the closing price of our Class A Common Stock on the New York Stock Exchange on the last trading day of the fiscal quarter preceding the quarter with respect to which payment is due.  Prior to January 1, 2006, any annual retainer paid in the Company’s Class A Common Stock, was valued at the closing price of our Class A Common Stock on the New York Stock Exchange on the last trading day of the quarter with respect to which payment was due.  In 2005, additional retainers for the Chairman of the Audit Committee and the Human Resources and Compensation Committee were $5,000 and $3,000, respectively.  Beginning in 2006, the additional retainers for the Chairman of the Audit Committee and the Human Resources and Compensation Committee were increased to $12,000 and $5,000, respectively, and a retainer for the Chairman of the Nominating and Governance Committee was established at $5,000.  During 2005, Perot Systems also compensated each of its non-employee directors (other than Ross Perot) $2,000 for each meeting of the Board and committee of the Board attended in person or by telephone.  In the event that a director attended multiple meetings of the Board and its committees on the same or consecutive days, each of the non-employee directors were compensated a total of $2,000 for all such meetings.  As of January 1, 2006, each non-employee director (other than Ross Perot) will be compensated $2,000 for each meeting of the Board of Directors attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone (including meetings held in conjunction with Board meetings).  We reimburse our directors for their reasonable travel-related and other out-of-pocket expenses associated with attending Board and committee meetings.  Ross Perot receives no compensation for his services.

Perot Systems’ 1996 Non-Employee Director Plan provides for the issuance of nonqualified stock options or restricted stock to our non-employee directors (other than Ross Perot). The Board administers the Non-Employee Director Plan and has the authority to interpret it. Directors who are not employees of Perot Systems are eligible to receive awards under the Non-Employee Director Plan. The Non-Employee Director Plan currently provides for a grant to each eligible director of (i) an option to purchase 8,000 shares of Class A Common Stock vesting one year after the date of grant or (ii) the right to purchase 8,000 restricted shares of Class A Common Stock vesting one year after the date of grant. The exercise price of options or the purchase price of restricted shares of Class A Common Stock must be at least equal to 100% of the fair market value of the Class A Common Stock on the date of the award.  Perot Systems makes grants to new directors upon their initial election to the Board and to existing directors at completion of the original vesting schedule for any existing options or restricted shares granted to such director under the Non-Employee Director Plan.  If the 2006 Non-Employee Director Equity Compensation Plan is approved at the 2006 Annual Meeting of Stockholders, the 1996 Non-Employee Director Plan will automatically terminate, except with respect to outstanding awards.

During 2005, our non-employee directors earned the following compensation (in addition to grants of options under the Non-Employee Director Plan):

Steven Blasnik	$10,012 and 3,218 shares of Class A Common Stock

John S. T. Gallagher	$61,000

Carl Hahn	$23,012 and 3,218 shares of Class A Common Stock

DeSoto Jordan	$59,000

Thomas Meurer	$14,012 and 3,218 shares of Class A Common Stock

C. H. Moore, Jr.	$68,000

Anthony J. Principi(1)	$2,096

Anuroop (Tony) Singh(2)	$10,021 and 2,628 shares of Class A Common Stock

(1)  Mr. Principi was appointed as a director on December 14, 2005.

(2)  Mr. Singh was appointed as a director on March 3, 2005.

Corporate Governance Principles

Code of Conduct

Perot Systems has adopted Standards & Ethical Principles to assist its directors, executive officers and other employees to recognize and deal with ethical issues in business situations, to provide mechanisms to report unethical conduct, and to promote a culture of honesty and accountability.

The Standards & Ethical Principles are publicly available at the Corporate Responsibility section of Perot Systems’ Web site (www.perotsystems.com/responsibility). Stockholders may request a printed copy of these guidelines, without charge, from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone 1-877-737-6973.

Perot Systems intends to disclose all substantive amendments to the Standards & Ethical Principles on its Web site. In addition, Perot Systems intends to disclose waivers, if any, granted to any of its directors or to its Chief Executive Officer, Chief Financial Officer, Controller and any other executive officer on its Web site.

Governance Guidelines

Perot Systems has corporate governance guidelines. These guidelines are publicly available at the Corporate Responsibility section of Perot Systems’ Web site (www.perotsystems.com/responsibility). Perot Systems intends to disclose all substantive amendments to these guidelines on this Web site. Stockholders may request a printed copy of these guidelines, without charge, from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone 1-877-737-6973.

PROPOSAL NO. 2

APPROVAL OF THE 2006 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN

On December 14, 2005, the Board adopted the 2006 Non-Employee Director Equity Compensation Plan (the “Plan”), subject to stockholder approval.

The Plan

Non-employee directors (other than Ross Perot) are the only persons who would be eligible to participate in the Plan.  The class of persons eligible to participate currently consists of eight directors.  Up to 500,000 shares of the Company’s Class A Common Stock may be issued pursuant to the Plan, subject to adjustment for stock splits, dividends, recapitalizations, share combinations, and other changes affecting the outstanding Class A Common Stock.  The Plan would expire no later than May 31, 2016.

The Plan provides for a grant to each eligible non-employee director of 5,000 shares of Class A Common Stock on each June 1 that the director is serving as a member of the Board of Directors, beginning June 1, 2006.  Non-employee directors first elected to the Board of Directors following the approval of the Plan by the stockholders will receive an initial grant that is a prorated portion of the 5,000 share annual grant.  The shares would be immediately vested.  Directors would have the option to irrevocably defer the receipt of shares received under the Plan to the date that the director’s service terminates.

The Plan is attached as Annex 1 to this Proxy Statement.

The annual benefits that the non-employee directors as a group are eligible to receive are as follows :

New Plan Benefits

2006 Non-Employee Director Equity Compensation Plan

Position	Dollar Value ($)		Number of Units
Non-Executive Director Group	$611,600	(1)	40,000 shares	(2)

(1)  Based on the closing price of $15.29 per share of the Company’s Class A Common Stock on the New York Stock Exchange on March 1, 2006.

(2)  Shares of Class A Common Stock.

Upon receiving stockholder approval of the Plan, Perot Systems will terminate its 1996 Non-Employee Director Stock Option/Restricted Stock Plan, except with respect to outstanding awards.  Perot Systems has not granted any awards under the Plan.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE ‘‘FOR’’ THE APPROVAL OF THE 2006 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN AND THE RESERVATION OF SHARES TO BE ISSUED UNDER THE PLAN.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to perform the audit of our financial statements for 2006. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the year ended December 31, 2005.

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the selection of PricewaterhouseCoopers to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Perot Systems and our stockholders.

PricewaterhouseCoopers’ representatives are expected to attend the 2006 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the aggregate fees PricewaterhouseCoopers has billed or is expected to bill to Perot Systems for services rendered in 2005 and 2004.

Year	Audit Fees (1)		Audit Related Fees (2)		Tax Fees (3)		All Other Fees (4)		Total
2005(5)	$	[_____]	$	[_____]	$	[______]	$	[_______]	$	{_______]
2004		$2,931,110		$42,986		$415,143		$1,624		$3,390,863

(1) Fees for our annual audit and review of interim financial statements, various statutory audits, and consultations on the accounting for existing transactions.

(2) Services included audits of an employee benefit plan, audits in connection with acquisitions, and consultations on the accounting for prospective transactions.

(3) Fees for compliance and tax advisory services.

(4) Fees were for a subscription fee to an online accounting research tool.

(5) Amounts include estimates that have not been billed.

In 2005, all audit related services, tax services and other services were pre-approved by the Audit Committee or its Chairman.  The Audit Committee concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. See “Report of Audit Committee.” Our policy restricting the engagement of our independent registered public accounting firm requires that all audit, review and attestation services must be approved by the Audit Committee prior to Perot Systems engaging the audit firm.

In addition, our policy regarding the engagement of our independent registered public accounting firm provides that the Audit Committee or its Chairman may pre-approve engagement of the accounting firm for services in designated areas for fees that do not exceed the pre-approved limit.  For 2006, the Audit Committee has approved the following types of services:

•      Audit Related Services – pension and benefit plan audits, separate audit reports on subsidiaries, other statutory reports not included in audit services, and advice on generally accepted accounting principles applicable to prospective transactions and business combinations.

•      Tax Services – tax accounting advice on international, federal, and state tax matters, assistance with tax examinations, tax advice on prospective transactions and business combinations, and compliance reviews.

•      Other Services – annual subscription fee for accounting research tool.

Our policy requires quarterly reports to the Audit Committee on billings for pre-approved services.  All amounts in excess of pre-approved amounts for these services must be specifically approved by the Chairman of the Audit Committee and reported to the full Audit Committee no later than its next regular meeting.

The Audit Committee or its Chairman may also approve specific engagements for non-audit services.  Following such approval, Perot Systems may engage the auditor to perform those services.  Any approval by the Chairman must be reported to the full Audit Committee no later than its next regular meeting.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE ‘‘FOR’’ THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned as of March 13, 2006 by:

•      each person who we know beneficially owns more than 5% of our common stock;

•      each director;

•      the Chief Executive Officer and the other executive officers required to be named in the Summary Compensation Table; and

•      all executive officers and directors as a group.

	Class A Common Stock
	Number of Shares Beneficially Owned(1)	Percent of Ownership(1)
Executive Officers and Directors
Peter Altabef(2)	291,919		*
James Champy(3)	1,021,286		*
Russell Freeman(4)	273,473		*
Charles A. Lyles(5)	129,961		*
David Sanders (6)	9,000		*
Steven Blasnik(7)	99,065		*
John S.T. Gallagher(8)	32,000		*
Carl Hahn(9)	118,065		*
DeSoto Jordan(10)	216,000		*
Thomas Meurer(11)	181,865		*
C. H. Moore, Jr.(12)	16,000		*
Ross Perot(13)	31,763,100	[___]	%
Ross Perot, Jr.(14)	32,880,000	[___]	%
Anthony J. Principi	—	—
Anuroop (Tony) Singh(15)	11,423		*
All Executive Officers and Directors as a Group (21 Persons)(16)	[________]	[___]	%
Additional 5% Beneficial Owners
Royce & Associates, LLC(17)	11,153,300	9.6%
Wachovia Corporation(18)	6,240,094	5.4%

* Less than 1%

(1)    Percentages are based on the total number of shares of Class A Common Stock outstanding at March 13, 2006, plus the total number of outstanding options and warrants held by each person that are exercisable within 60 days of such date. We do not consider shares of Class A Common Stock issuable upon exercise of outstanding options and warrants to be outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, other than shared property rights created under joint tenancy or marital property laws between our directors and executive officers and their respective spouses, each stockholder named in the table has sole voting and investment power with respect to the shares of Class A

Common Stock set forth opposite such stockholder’s name. The shares of Class A Common Stock listed include shares held by our Retirement Savings Plan and Trust for the benefit of the named individuals. Participants in the plan have investment and voting power over shares held for their benefit.

(2)    Includes 152,000 shares of Class A Common Stock that Mr. Altabef has the right to acquire upon the exercise of vested options.

(3)    Includes 200,000 shares of Class A Common Stock the Champy Family Irrevocable Trust, of which Mr. Champy is a trustee, holds. As trustee, Mr. Champy shares voting and investment power with respect to the shares of Class A Common Stock the Champy Trust holds and, therefore, the table shows him as the beneficial owner of such shares of Class A Common Stock. Includes 46,000 shares of Class A Common Stock that Mr. Champy has the right to acquire upon the exercise of vested options.

(4)    Includes 245,000 shares of Class A Common Stock that Mr. Freeman has the right to acquire upon the exercise of vested options.

(5)    Includes 122,100 shares of Class A Common Stock that Mr. Lyles has the right to acquire upon the exercise of vested options.

(6)    Includes 6,000 shares of Class A Common Stock that Mr. Sanders has the right to acquire upon the exercise of vested options.

(7)    Includes 84,000 shares of Class A Common Stock that Mr. Blasnik has the right to acquire upon the exercise of vested options and 6,000 shares of Class A Common Stock that Mr. Blasnik’s spouse holds. Mr. Blasnik disclaims beneficial ownership of the shares that his spouse holds.

(8)    Includes 32,000 shares of Class A Common Stock that Mr. Gallagher has the right to acquire upon the exercise of vested options.

(9)    Includes 24,000 shares of Class A Common Stock that Mr. Hahn has the right to acquire upon the exercise of vested options.

(10)  Includes 16,000 shares of Class A Common Stock that Mr. Jordan has the right to acquire upon the exercise of vested options.

(11)  Includes 136,800 shares owned by Perot Investment Trusts I – V of which Mr. Meurer is trustee. As trustee, Mr. Meurer has voting and investment power with respect to the shares of Class A Common Stock held by the Trusts and, therefore, the table shows him as the beneficial owner of such shares of Class A Common Stock. Also includes 32,000 shares of Class A Common Stock that Mr. Meurer has the right to acquire upon the exercise of vested options.

(12)  Includes 16,000 shares of Class A Common Stock that Mr. Moore has the right to acquire upon the exercise of vested options.

(13)  Includes 31,705,000 shares owned by HWGA, Ltd.; 10,000 shares owned by The Perot Foundation; 4,000 shares owned by Petrus Financial Services Limited, a Texas limited partnership; and 100 shares owned by Ross Perot’s spouse with respect to which Mr. Perot disclaims beneficial ownership. Ross Perot, our Chairman Emeritus, is the managing general partner of HWGA. Ross Perot has voting and investment power over shares owned by HWGA. Ross Perot, Jr., Chairman of Perot Systems, is a general partner of HWGA and has authority to manage HWGA if Ross Perot ceases to be managing general partner of HWGA. Accordingly, the table also shows Ross Perot, Jr. beneficially owning the shares that HWGA owns. Mr. Perot is a director and officer of The Perot Foundation. Petrus Financial Services Limited is an affiliate of Ross Perot. The address for Ross Perot, HWGA, The Perot Foundation and Petrus Financial Services Limited is P.O. Box 269014, Plano, Texas 75026-9014.

(14)  Includes 31,705,000 shares of Class A Common Stock owned by HWGA, Ltd.; 10,000 shares owned by The Perot Foundation; 5,000 shares owned by Ross Perot, Jr.’s spouse; and 1,160,000 shares that Ross Perot, Jr. has the right to acquire upon the exercise of vested options. Mr. Perot disclaims beneficial ownership of the shares his spouse holds. Ross Perot, Jr. is a general partner of HWGA. Ross Perot, our Chairman Emeritus, is the managing general partner of HWGA. If Ross Perot ceases to be managing general partner, Ross Perot, Jr. will have authority to manage HWGA. Accordingly, the table also shows Ross Perot beneficially owning the shares that HWGA owns. Ross Perot, Jr. is a director of The Perot Foundation. The address for Ross Perot, Jr. is 2300 West Plano Parkway, Plano, Texas 75075, and the address of HWGA and The Perot Foundation is P.O. Box 269014, Plano, Texas 75026-9014.

(15)  Includes 8,000 shares of Class A Common Stock that Mr. Singh has the right to acquire upon the exercise of vested options.

(16)  In addition to the 15 listed executive officers and directors, Mr. Anderson, Mr. Ballard, Mr. King, Ms. Ravichander, Mr. Renzi and Mr. Williams are executive officers and are therefore included in the group of 21 persons.  Includes [                 ] shares of Class A Common Stock that the Executive Officers and Directors have the right to acquire upon the exercise of vested options.

(17)  This data is based on information contained in Amendment No. 3 to Schedule 13G filed by Royce & Associates, LLC with the Securities and Exchange Commission on January 31, 2006. The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(18) This data is based on information contained in Amendment No. 2 to Schedule 13G filed by Wachovia Corporation with the Securities and Exchange Commission on February 10, 2006. The address for Wachovia Corporation is One Wachovia Center, Charlotte, North Carolina 28288-0137.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The Summary Compensation Table below shows compensation for the years 2005, 2004, and 2003 for the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of 2005 (the “named executive officers”).

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options	LTIP Payouts ($)	All Other Compensation ($)(4)
Peter Altabef	2005	533,335	[_____]	—	681,500	100,000	—	8,400
President and Chief	2004	389,504	661,000	—	1,593,000	100,000	—	8,200
Executive Officer(5)	2003	341,744	210,000	—	263,000	40,000	—	8,000
James Champy	2005	566,453	[_____]	9,974	136,300	20,000	—	25,400
Vice President	2004	557,238	492,000	10,022	238,950	30,000	—	21,200
	2003	546,312	130,000	10,022	263,000	40,000	—	25,000
Russell Freeman	2005	380,169	[_____]	—	306,675	45,000	—	8,400
Vice President and Chief	2004	357,000	548,000	—	358,425	45,000	—	8,200
Financial Officer	2003	350,000	210,000	—	263,000	40,000	—	8,000
Charles A. Lyles	2005	373,334	[_____]	—	204,450	30,000	—	8,400
Vice President	2004	319,791	420,000	—	258,863	32,500	—	8,200
	2003	241,901	100,000	—	82,188	12,500	—	61,000
David Sanders	2005	383,335	[_____]	—	204,450	30,000	—	8,400
Vice President(6)	2004	47,501	50,000	—	—	30,000	—	—
	2003	—	—	—	—	—	—	—

(1)             Bonus amounts shown for 2005 include bonuses earned in 2005 and paid in 2006.  Mr. Sanders’ bonus for 2005 includes $75,000 paid as a signing bonus.  Bonus amounts shown for 2004 include bonuses earned in 2004 and paid in 2005.  Mr. Altabef’s bonus for 2004 comprises $374,000 paid with respect to service as our General Counsel and $287,000 paid with respect to service as our President and Chief Executive Officer.  The bonus paid to Mr. Sanders in 2004 was a signing bonus.  Bonus amounts shown for 2003 include bonuses earned in 2003 and paid in 2004. Bonuses for 2003 include $70,000 outside of the annual bonus plan for each of Messrs Altabef and Freeman related to performance with respect to special projects.

(2)             Represents the payment of taxes related to the life insurance premiums referenced in Note 4 to this table.

(3)             At December 31, 2005, Mr. Champy owned 100,000 restricted shares of Class A Common Stock with a value (less the amount paid therefor) of $1,289,000 that were issued under our 1988 Restricted Stock Plan.  These restricted shares represent the final installment in an award that vests in equal installments over 10 years with vesting beginning in 1997.  The restricted stock unit awards vest in five equal annual installments beginning on the first anniversary of the grant. Vesting is contingent upon satisfaction of individual performance requirements.  In addition, at December 31, 2005, Mr. Altabef owned 142,000 restricted stock units representing the right to receive Class A Common Stock with a value of $2,007,880; Mr. Champy owned 34,000 restricted stock units representing the right to receive Class A Common Stock with a value of $480,760; Mr. Freeman owned 52,500 restricted stock units representing the right to receive Class A Common Stock with a value of $742,350; Mr. Lyles owned 31,750 restricted stock units representing the right to receive Class A Common Stock with a value of $448,945; and Mr. Sanders owned 27,000 restricted stock units representing the right to receive Class A Common Stock with a value of $381,780.   Holders of restricted stock and restricted stock units are entitled to a pro rata distribution of any dividends paid by Perot Systems on the Class A Common Stock.

(4)             In 2005, represents (i) $17,000 in life insurance premiums paid for the benefit of Mr. Champy, and (ii) $8,400 in contributions to our 401(k) plan for the benefit of each of the named executive officers. In 2004, represents (i) $13,000 in life insurance premiums paid for the benefit of Mr. Champy, and (ii) $8,200 in contributions to our 401(k) plan for the benefit of each named executive officer except Mr. Sanders.  In 2003, represents (i) $17,000 in life insurance premiums paid for the benefit of Mr. Champy, (ii) $53,000 in commissions paid to Mr. Lyles, and (iii) $8,000 in contributions to our 401(k) plan for the benefit of each named executive officer except Mr. Sanders.

(5)             Mr. Altabef served as Vice President, General Counsel and Secretary until his appointment as President and Chief Executive Officer on September 22, 2004.

(6)             Mr. Sanders joined Perot Systems in November 2004.

Stock Option Grants

The following table provides information relating to option grants in 2005 to the named executive officers. All options are exercisable for Class A Common Stock pursuant to the Company’s existing stock option plans and are non-qualified stock options.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realized
	Number of	Percent of			Value at Assumed
	Securities	Total Options			Annual Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation
	Options	Employees in	Price	Expiration	for Option Term(1)
Name	Granted	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)
Peter Altabef(2)	100,000	2.66%	$13.63	10/13/12	$554,878	$1,293,101
James Champy(2)	20,000	0.53%	$13.63	10/13/12	$110,976	$258,620
Russell Freeman(2)	45,000	1.20%	$13.63	10/13/12	$249,695	$581,896
Charles A. Lyles(2)	30,000	0.80%	$13.63	10/13/12	$166,463	$387,930
David Sanders(2)	30,000	0.80%	$13.63	10/13/12	$166,463	$387,930

(1)             These amounts represent assumed rates of appreciation in value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the shares of Class A Common Stock.

(2)             Grant vests in five equal annual installments beginning on the first anniversary of the grant.

Option Exercises and Holdings

The following table provides information regarding exercises of stock options by named executive officers during 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Class A Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money Options at
			Options at Fiscal Year-End		Fiscal Year-End
			Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
Peter Altabef	—	—	152,000	297,000	134,400	480,660
James Champy	—	—	46,000	84,000	124,080	106,120
Russell Freeman	—	—	273,000	237,000	715,890	585,130
Charles A. Lyles	2,000	$10,790	143,700	112,100	161,984	109,273
David Sanders	—	—	6,000	54,000	—	15,3000

Employment Contracts and Change in Control Agreements

James Champy

James Champy’s associate agreement provides for a base salary of $500,000 per year, which is to be reviewed at least annually, and provides for additional benefits, including:

•                  a bonus to be determined in accordance with the current bonus plan for the most senior officers of Perot Systems,

•                  payment of life insurance premiums, and

•                  some travel benefits.

Mr. Champy’s associate agreement also provides that if we terminate him other than for cause or substantial misconduct or Mr. Champy is deemed to have been constructively terminated, Mr. Champy will receive a severance payment equal to six months of his current base salary. If either party terminates his employment (other than for cause by Perot Systems) within one year of a change in control of Perot Systems, Mr. Champy would receive severance equal to six months of his current base salary. We may terminate Mr. Champy’s associate agreement upon 30 days’ notice and payment of severance equal to six months’ base pay plus benefits.

The 1,000,000 restricted shares of Class A Common Stock Mr. Champy acquired pursuant to his restricted stock agreement vest in equal annual installments beginning in 1997 and ending in 2006. Vesting is contingent on continued employment, but Mr. Champy’s restricted shares of Class A Common Stock will continue to vest for limited periods following the termination of his employment if he is terminated by Perot Systems other than for cause or substantial misconduct or is deemed to have been constructively terminated. If we terminate Mr. Champy other than for cause or substantial misconduct, his restricted shares of Class A Common Stock will continue to vest as scheduled for two years following termination. If there is a change in control of Perot Systems and either party terminates Mr. Champy’s employment within one year of such change in control (other than for cause by Perot Systems), all of his shares of Class A Common Stock scheduled to vest through the next two vesting dates will vest on schedule. If either party terminates Mr. Champy’s employment for any reason, he has the right to require Perot Systems to purchase his shares for their original cost plus simple interest at the rate of 8% per annum.

Other Named Executive Officers

We have no employment contracts, severance arrangements or change in control agreements with any of our other named executive officers.

EXECUTIVE OFFICERS

The following is a description of our executive officers who are not on the Board of Directors. Our executive officers serve at the discretion of the Board of Directors.

Executive Officer	Business Experience	Joined Perot Systems

Darcy Anderson	Elected Vice President of Perot Systems in December 2000. Age 49.	2000

James C. Ballard	Elected Vice President of Perot Systems in January 2006. Mr. Ballard has served as President and Chief Executive Officer of Perot Systems Government Services, Inc. since January 2006, and served as its Chief Operating Officer from July 2002 until December 2005. Mr. Ballard served as Chief Operating Officer of ADI Technology, Inc. from August 1998 until its purchase by Perot Systems in July 2002. Age 54.	2002

James Champy	Elected Vice President of Perot Systems in September 1996. Mr. Champy also served as a director of Perot Systems from September 1996 until February 2004. Mr. Champy is also a director and serves as a member of the compensation committee of Analog Devices, Inc. Age 63.	1996

Russell Freeman	Elected Vice President and Chief Financial Officer of Perot Systems in August 2000. Age 42.	1989

John King	One of our founders, Mr. King was elected as Vice President of Perot Systems in April 1989, and currently serves as General Manager of Strategic Partnerships. Age 59.	1988

Charles A. Lyles	Elected Vice President of Perot Systems in September 2001. Mr. Lyles leads the Healthcare Group. From June 1997 until September 2001, Mr. Lyles served as chief operating officer of Perot Systems’ Healthcare Group. Age 43.	1989

Padma Ravichander	Elected Vice President of Perot Systems in September 2005. Ms. Ravichander has served as Managing Director of Perot Systems’ Applications Solutions since March 2005. Ms. Ravichander was Vice President of North American Operations for Oracle Corporation India from January 2004 to December 2004. From March 1995 to December 2003, Ms. Ravichander was Managing Director – ISO for Hewlett-Packard. Age 46.	2005

Jeff Renzi	Elected Vice President of Perot Systems in April 2003. Mr. Renzi was employed by Electronic Data Systems from 1989 to 2003. While at Electronic Data Systems, Mr. Renzi served in a number of positions, including Vice President of Sales. Age 45.	2003

David Sanders	Elected Vice President of Perot Systems in December 2004. Mr. Sanders has led the Commercial Solutions Group of Perot Systems since November 2004. Mr. Sanders was senior vice president of BearingPoint, Inc. from August 1995 until September 2004. Age 55.	2004

Thomas D. Williams	Elected Vice President, Secretary and General Counsel of Perot Systems in September 2004. Mr. Williams was a partner in the law firm of Luce & Williams from February 1997 until September 2004. Age 45.	2004

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Licenses for Use of Name

We license the right to use the names “Perot” and “Perot Systems” in our current and future businesses, products, or services from the Perot Systems Family Corporation and our Chairman Emeritus, Ross Perot. The license is a non-exclusive, royalty-free, non-transferable license without geographic restriction. We may also sublicense our rights to these names to certain of our affiliates. Under the license agreement either party may, in their sole discretion, terminate the license at any time, with or without cause and without penalty, by giving the other party written notice of such termination. Upon termination by either party, we must discontinue all use of the names “Perot” and “Perot Systems” within one year following notice of termination.

Outsourcing Agreement with Hillwood Enterprises L.P.

We are currently providing information technology and energy management services for Hillwood Enterprise L.P., which is controlled and partially owned by Ross Perot, Jr. This contract has been extended and will expire on January 31, 2007. This contract includes provisions under which we may be penalized if our actual performance does not meet the levels of service specified in the contract, and such provisions are consistent with those included in other customer contracts. For the year ended December 31, 2005, we recorded revenue of $1,623,573 and direct cost of services of $1,229,394. Our Audit Committee has reviewed and approved this contract.

Sublease with Perot Services Company, LLC

During 2002, we entered into a sublease agreement with Perot Services Company, LLC, which is controlled and owned by Ross Perot, for approximately 23,000 square feet of office space at our Plano, Texas facility. The lease term is 31.5 months with one optional 24-month renewal period, which has been exercised by Perot Services. Under the terms of the sublease, we paid a $100,000 allowance for modifications to the leased space. Perot Services Company, LLC has paid all modification costs in excess of the allowance. The total amount paid to Perot Systems in 2005 under this sublease agreement was $348,471. Our Audit Committee has reviewed and approved this contract.

Affiliate Use of AAirPass Program

Perot Systems has a corporate AAirPass program with American Airlines under which it prepays for mileage that Perot Systems associates use for business travel. Historically, the use of prepaid miles has resulted in lower travel costs than refundable tickets for most travel itineraries. Employees of Hillwood Development Company LLC, The Perot Group, and their affiliated corporations, as well as members of the Perot family, also use the Perot Systems AAirPass program. These parties reimburse Perot Systems for the prepaid miles that they use. During 2005, these parties used approximately $454,000 in prepaid miles under the Perot Systems AAirPass program, of which approximately $426,000 has been reimbursed, with the remaining amount to be reimbursed upon final reconciliation and invoicing. We benefit from this arrangement because we have a commitment to American Airlines to purchase a minimum number of miles under the AAirPass program, and the miles used by these related parties are counted toward fulfilling that commitment. Our Audit Committee has reviewed and approved this arrangement.

Employment of Law Firm

During 2005, we paid Carrington Coleman Sloman & Blumenthal LLP $213,686 for legal services. A partner in that firm is the spouse of Peter Altabef, President and Chief Executive Officer of Perot Systems.  Our Audit Committee has reviewed and approved the use of Carrington Coleman Sloman & Blumenthal LLP to provide legal services to the Company.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

March 1, 2006

Introduction

The Human Resources and Compensation Committee of the Board is providing this report to assist our stockholders in understanding Perot Systems’ objectives and procedures in the establishment and operation of the compensation policy for our executive officers.

Human Resources and Compensation Committee

In March 2002, the Board of Directors established the Compensation Committee, which was renamed the Human Resources and Compensation Committee in 2004.  The primary responsibilities of the committee, which is composed entirely of independent directors within the meanings of the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard, are to assist the Board of Directors in discharging its responsibilities relating to the compensation of our associates, review and make final determinations with respect to the compensation of the Chairman and the Chief Executive Officer, and to review and make recommendations to the Board of Directors on the compensation of other executive officers and outside directors, bonus and retirement plans, the 1999 Employee Stock Purchase Plan, and the 2001 Long-Term Incentive Plan. In addition, the committee’s responsibilities include reviewing Perot Systems’ succession planning and talent development processes, and reviewing Perot Systems’ progress in promoting diversity.  In discharging these responsibilities, the committee is advised by our Human Resources organization. In addition, the committee has engaged an independent compensation consultant as its advisor.

Compensation Philosophy and Objectives

Perot Systems has a core compensation philosophy that underpins our approach to compensating our associates, including our executive officers. Our policy is to develop an executive compensation program that is competitive with comparable information technology companies with whom we compete for executive talent, but with appropriate variations based on individual and corporate performance. We believe that the compensation of our executive officers should:

•                  Have stock as a key component;

•                  Be cost effective and deemphasize base salaries and other forms of fixed compensation, while maximizing variable pay that tracks to business results and individual performance;

•                  Be comparable with our industry peers to ensure market competitiveness;

•                  Attract, retain and motivate high-caliber executives on a long-term basis; and

•                  Align with the business strategy of our Company.

Perot Systems has historically avoided most of the perquisites typically provided to corporate managers, especially members of top management.  Perot Systems’ senior managers have no company cars or airplanes, executive dining rooms, paid country club memberships, matching charitable or educational contributions, paid financial counseling, or tax planning or return preparation assistance (except in certain non-U.S. based locations where certain of these practices are deemed customary).

2005 Executive Compensation Program — Overview

As in prior years, our 2005 executive compensation program comprised three key components: base salary, a short-term incentive program, and long-term incentive programs. Perot Systems’ philosophy is to position the aggregate of these elements at a level that is competitive with peer information technology services companies. The committee reviews the reasonableness of total compensation levels and practices using public information from the proxy statements of peer information technology services companies and published information from various nationally recognized compensation surveys. Our peer group includes all of the U.S.-based companies in the Hemscott Group Information Technology Services Index, which was used in the preparation of our Performance Graph, except those that are substantially smaller than Perot Systems.  In addition, Perot Systems included in its peer set other comparably sized companies with which Perot Systems competes.

Base Salary

Base salary is a core component of our compensation program. Base salary rewards associates for effective performance in their current role and is adjusted over time as a consequence of that performance and also changes in responsibility. We set and adjust base salary based on the following principles:

•                  The base salaries of all associates, including executive officers, reflect market levels in order to ensure competitiveness and consistency.

•                  Specific salary levels vary by individual, according to experience, responsibility level, and individual performance towards the attainment of corporate goals and objectives.

Excluding the CEO, executive officers received salary increases in 2005 averaging 5% of salary.  Executive officer salary adjustments included annual merit increases and where appropriate competitive market pay adjustments to align pay with competitive benchmarks.  The CEO base salary adjustment was 10% and included a competitive market adjustment to better align CEO pay with competitive benchmarks.

Short-Term Incentive Program

Perot Systems’ short-term incentive program is an annual bonus plan.  Perot Systems and the committee review the design of the annual bonus plan annually, but always link the plan to principles of corporate and individual performance.

•                  Perot Systems and the committee set corporate financial and strategic goals during the first quarter of each plan year as well as the overall framework of the plan. We then use these goals to determine the basic payments after the end of the plan year. We also consider factors such as the financial targets and corporate contribution of business units, which may be recognized in our plan design.

•                  Perot Systems and the committee also consider individual performance as the other key criterion in determining payments under the plan.  Perot Systems and the committee consider the contribution of individual associates and their attainment of designated goals as the means by which Perot Systems meets its corporate objectives.  Associates are attributed individual goals and annual performance ratings and any payments reflect such goals and ratings.

As in prior years, the annual bonus plan for 2005 reflects corporate, business unit, and individual performance. Perot Systems and the committee established specific financial goals for 2005 bonus purposes with earnings per share as the primary performance metric.  Additional goals were established in regard to revenue, free cash flow, and the value of new contract signings.  Performance against these secondary areas of financial focus would serve to increase or decrease the size of bonuses associated with earnings per share results. Perot Systems also established target bonus awards for executive officers, with potential awards ranging from 0% to 200% of target levels.  The committee has the discretion to adjust the amounts payable under the plan to take into account circumstances arising during the year.  Individual payments were assessed against these design criteria. With respect to bonuses related to 2005 performance, our executive officers will receive payments recognizing achievement of the primary performance metric and partial achievement of the remaining financial goals outlined above.

Long-Term Incentive Programs

Perot Systems regards the holding of stock as a key consideration for executive officers. We believe that stock ownership helps fundamentally to align executive behaviors and the achievement of corporate objectives with our stockholders. Stock rewards long-term commitment to the successful performance of an organization. It is, therefore, a major component of our executive compensation program.

We use stock-based awards under an annual grant program. We consider executive officers, like all other associates, for awards on the basis of their contribution and responsibility level and reference to the external market. In 2005, Perot Systems awarded restricted shares in addition to stock options to reflect market trends and external developments. The restricted shares vest annually over five years subject to achievement of individual performance goals. Perot Systems has also established share ownership requirements for executive officers that are based on these restricted stock awards to support our core philosophy of stock ownership.

The short-term and long-term incentive programs are both operated at the discretion of Perot Systems.

Compensation of the Chief Executive Officer

Compensation for Peter Altabef, President and Chief Executive Officer, has been determined consistent with the principles and philosophy explained above.  For 2005, Mr. Altabef’s salary was increased from $500,000 to $550,000.  Mr. Altabef’s target bonus award was increased for 2005, thereby more heavily weighting incentive compensation tied to performance than typical market practice.   Based on Perot Systems’ results against the financial criteria established for 2005 bonus purposes as mentioned above, and in light of the committee’s evaluation of Mr. Altabef’s individual performance, the committee approved an annual bonus of $550,000 for Mr. Altabef.  He received 100,000 stock options and 50,000 restricted stock units in 2005, subject to the same terms and conditions as awards received by other executive officers.  The committee approved these awards in light of the evaluation of Mr. Altabef’s performance as Chief Executive Officer and market levels of long-term incentive compensation.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits deductibility of compensation in excess of $1 million paid to Perot Systems’ Chief Executive Officer and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based.” The committee will continue to review the potential deductibility of compensation but retains the discretion to award compensation that may not be deductible if it believes such action is in the best interest of Perot Systems and its stockholders.

Conclusion

Our compensation policy and resultant payments directly reflect the performance of Perot Systems and its individual executive officers. It is our belief that our compensation policy serves the best interests of our stockholders and Perot Systems.

HUMAN RESOURCES AND
COMPENSATION COMMITTEE:

Carl Hahn (Chair)
DeSoto Jordan
Thomas Meurer
Anuroop (Tony) Singh

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENT

Our directors, executive officers, and holders of more than 10% of our Class A Common Stock must file reports with the Securities and Exchange Commission indicating the number of shares of Perot Systems’ Class A Common Stock they beneficially own and any changes in their beneficial ownership. They must provide copies of these reports to us. Based on our review of these reports and written representations from the persons required to file them, we believe that all Section 16(a) Securities and Exchange Commission filing requirements applicable to our directors and executive officers for fiscal 2005 were timely met except that each of Messrs. Altabef, Freeman, and King reported two Section 16 transactions late due to administrative errors on the part of the Company.  Messrs. Williams and Robert J. Kelly, Controller of the Company, reported one Section 16 transaction late due to administrative errors on the part of the Company.

PERFORMANCE GRAPH

The graph below compares the performance of our Class A Common Stock since December 31, 2000.

COMPARE CUMULATIVE TOTAL RETURN
AMONG PEROT SYSTEMS CORPORATION,
NYSE MARKET INDEX AND HEMSCOTT GROUP INDEX

ASSUMES $100 INVESTED ON DEC. 31, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2005

(1)  The Hemscott (formerly known as Coredata and Media General) Group Information Technology Services Index.

Equity Compensation Plan Information

The following table gives information about our Class A Common Stock that we may issue under our equity compensation plans as of December 31, 2005.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity Compensation Plans approved by Security Holders	11,772,340	(1)	$15.69	44,208,533	(2)
Equity Compensation Plans not Approved by Security Holders	13,570,115		$14.04	742,393	(3)
Total	25,342,455		$14.81	44,950,926

(1)             Excludes 786,045 restricted stock units that have been granted under the 2001 Long-Term Incentive Plan.

(2)             Includes 27,764,736 shares available to be issued under the 2001 Long-Term Incentive Plan and 16,443,797 shares available to be issued under the 1999 Employee Stock Purchase Plan.

(3)             Includes 432,000 shares available to be issued under the 1996 Non-Employee Director Stock Option/Restricted Stock Plan, 52,757 shares available to be issued to directors who elect to receive stock in lieu of their cash retainer, and 257,636 shares available to be issued under other plans.

We have four equity plans or arrangements that have not been approved by our stockholders.  Under one arrangement, our non-employee directors (other than Ross Perot) may elect to have all or a portion of their director retainers paid in our Class A Common Stock, valued at such stock’s closing market price on the last trading day of the fiscal quarter preceding the quarter with respect to which the retainer installment relates.

Our 1996 Non-Employee Director Plan, which was adopted prior to our initial public offering in 1999 and remains active, provides for issuance of up to 800,000 restricted shares or options to purchase our Class A Common Stock to our non-employee directors (other than Ross Perot).  Under the plan, each eligible director currently receives an option to purchase 8,000 shares of our Class A Common Stock upon election, and subsequent awards are made upon the completion of vesting of the director’s prior awards.  Awards have an exercise price equal to the fair market value on the date of the award and vest one year following the award.  In lieu of receiving an option, each director has the option to purchase 8,000 shares of restricted stock which vest in one year, at a purchase price equal to the fair market on the date of the award.  Payment is due at the time of the award.  No director has elected to purchase restricted shares since 1998.  Awards under the 1996 Non-Employee Director Plan prior to June 2003 were for 40,000 options or restricted shares, which vest over five years.

The remaining plans were also adopted prior to Perot Systems’ initial public offering in 1999 and were terminated in 2001, except to the extent that they govern options or restricted shares that were outstanding at the time of the termination of such plans.  Our 1991 Stock Option Plan provided for the issuance of options to eligible employees and were generally issued at not less than the fair market value on the date of grant.  Our Restricted Stock Plan, which was adopted in 1988, provided eligible employees with the opportunity to purchase our stock at its fair market value (determined pursuant to a third-party appraisal).  Unvested restricted shares are generally subject to repurchase at cost plus eight percent upon termination of employment.  These grants or awards had vesting periods of from three to 10 years.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

February 24, 2006

The Audit Committee of our Board of Directors (“Board”) is composed of three directors and operates under a written charter adopted by our Board. All members of the Audit Committee meet the independence standards established by our Board, the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. The Audit Committee’s charter is available at the Corporate Responsibility section on Perot Systems’ Web site at www.perotsystems.com/responsibility.

Perot Systems’ management is responsible for, among other things, preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)), and evaluating the effectiveness of such internal control over financial reporting.  Perot Systems’ independent registered public accounting firm is responsible for auditing the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP.  The independent registered public accounting firm is also responsible for auditing Perot Systems’ internal control over financial reporting in accordance with such standards and for expressing an opinion on (i) management’s assessment of the effectiveness of its internal control over financial reporting and (ii) the effectiveness of its internal control over financial reporting.  The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of Perot Systems’ financial reporting process.  In its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP (“PwC”), Perot Systems’ independent registered public accounting firm for 2005.  The Audit Committee also reviewed and discussed Perot Systems’ internal control over financial reporting with management and with PwC.

The Audit Committee has met privately with PwC and discussed any issues deemed significant by the independent registered public accounting firm, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committees, as amended. PwC has provided to the Audit Committee written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with PwC that firm’s independence. The Audit Committee also concluded that PwC’s provision of non-audit services to Perot Systems and its affiliates is compatible with PwC’s independence.

Based upon the foregoing considerations, the Audit Committee recommended to our Board that the audited financial statements be included in Perot Systems’ Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission and appointed PwC the independent registered public accounting firm for the Company for 2006.

The foregoing report is respectfully submitted by members of the Audit Committee of our Board:

AUDIT COMMITTEE

C. H. Moore, Jr. (Chair)
John S.T. Gallagher
Carl Hahn

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
AND FOR THE 2007 ANNUAL MEETING

Under Article II, Section 4 of our current bylaws, proposals by stockholders intended to be presented at the Annual Meeting must be received by Perot Systems’ Secretary at our executive offices no later than the close of business on April 12, 2006.

If you would like to include a stockholder proposal in the proxy statement for the 2007 annual meeting, it must be delivered to Perot Systems’ Secretary at our executive offices no later than November 29, 2006.

OTHER MATTERS

Other Business

At the date of mailing of this Proxy Statement, we are not aware of any business to be presented at the Annual Meeting other than the proposals discussed above. If other proposals are properly brought before the Annual Meeting, any proxies returned to us will be voted as the proxy holders see fit.

New York Stock Exchange Disclosure Requirements

Perot Systems submitted to the New York Stock Exchange (“NYSE”) during 2005 a certification of its Chief Executive Officer regarding compliance with the NYSE’s corporate governance listing standards.  Perot Systems also included as exhibits to its annual report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission, the certifications of its Chief Executive Officer and Chief Financial Officer required under Section 302 of the Sarbanes-Oxley Act of 2002.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of our proxy materials, please: (1) mail your request to Perot Systems Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075; or (2) contact our Investor Relations Department at 1-877-737-6973. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

FOR MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning Perot Systems at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 (or 1-800-732-0330) for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov/ that contains reports, proxy, and information statements and other information regarding issuers that file electronically with the SEC, including Perot Systems. Our Class A Common Stock is listed on the NYSE. These reports, proxy statement, and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

In addition, our annual report on Form 10-K (without exhibits) is available via the Internet at our Web site (www.perotsystems.com). If you would like to request documents from us, please contact our Investor Relations Department at 1-877-737-6973 by April 14, 2006 to receive them before the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas D. Williams
Secretary

ANNEX 1

 PEROT SYSTEMS CORPORATION

2006 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN

ARTICLE ONE

GENERAL PROVISIONS

I.              PURPOSE OF THE PLAN

This Plan is intended to promote the interests of Perot Systems Corporation, a Delaware corporation, by creating an equity incentive arrangement to attract and retain the services of highly qualified non-employee Board members.

Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the attached Appendix.

II.            ADMINISTRATION OF THE PLAN

Administration of the Plan shall be self-executing in accordance with its terms and no plan administrator shall exercise any discretionary functions with respect to any stock issuance made under the Plan except as provided in IV(B) below.

III.           ELIGIBILITY

Eligible Directors shall be limited to non-employee Board members (other than Ross Perot).

IV.           STOCK SUBJECT TO THE PLAN

A.            The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market.  Subject to any additional shares authorized by the vote of the Board and approved by the shareholders, the number of shares of Common Stock reserved for issuance over the term of the Plan shall not exceed 500,000 shares.

B.            If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to the maximum number and/or class of securities issuable under the Plan.  Such adjustments are to be effected in a manner that shall preclude the enlargement or dilution of rights and benefits hereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

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ARTICLE TWO

DIRECTOR AUTOMATIC GRANTS

I.              TERMS

A.            Grant Dates.  Grants under this Article Two shall be made on the dates specified below:

1.             Each individual who is first elected or appointed as a non-employee Board member at any time on or after May 31, 2006 shall automatically be granted, on the date of such initial election or appointment, a number of shares equal to the product of (a) the number of months (including full and partial months) remaining until the next June 1 divided by 12 and (b) 5,000, provided that individual has not previously been in the employ of the Corporation or any Parent or Subsidiary within the three year period ending on the date of such initial election or appointment.

2.             On June 1 of each year, beginning with 2006, each individual who is to continue to serve as an Eligible Director, whether or not that individual is standing for re-election to the Board at that particular annual meeting of shareholders, shall automatically be granted an additional 5,000 unrestricted shares of Common Stock.  There shall be no limit on the number of such stock awards any one Eligible Director may receive over his or her period of Board service, and non-employee Board members who have previously been in the employ of the Corporation (or any Parent or Subsidiary) shall be eligible to receive one or more such annual stock awards over their period of continued Board service.

B.            Issuance of Shares.  Each stock award for 5,000 shares shall be immediately vested and shall be issued to the applicable Eligible Director as soon as administratively practicable after such Eligible Director becomes entitled to the award.

C.            Deferral Election.  Each Eligible Director may elect to defer receipt of a future year’s stock award to the date his or her Service terminates, in accordance with the rules of this Section.  An election to defer must apply to the entire stock award for the year in question and must be made prior to the date such award is granted.  A deferral election once made shall continue in effect for each subsequent year’s award unless revoked at least 30 days before the grant date of such future year’s award.  All deferral elections shall be irrevocable as of the date of the award to which the election relates.

ARTICLE THREE

MISCELLANEOUS

I.              TAX WITHHOLDING

The Corporation’s obligation to deliver shares of Common Stock shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

II.            EFFECTIVE DATE AND TERM OF THE PLAN

A.            The Plan became effective immediately on the Plan Effective Date.  Awards may be granted under the Plan at any time on or after the Plan Effective Date.

B.            The Plan shall terminate upon the earliest to occur of (i) May 31, 2016 or (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares.

III.           AMENDMENT OF THE PLAN

The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects.  In addition, shareholder approval will be required for any amendment to the Plan that (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive awards under the Plan, (iii) materially increases

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the benefits accruing to the Participants under the Plan (iv) materially extends the term of the Plan, (v) expands the types of awards available for issuance under the Plan, or (vi) is otherwise required by applicable laws, rules or regulations, including but not limited to any rules of any stock exchange or market system on which the Common Stock is then listed for trading.

IV.           REGULATORY APPROVALS

A.            The implementation of the Plan, the issuance of any shares of Common Stock pursuant to any award under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock granted under it and the shares of Common Stock issued pursuant to it.

B.            No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange or market system on which Common Stock is then listed for trading.

V.            NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

VI.           COMPLIANCE WITH 409A

The Plan and all awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be administered accordingly, including, without limitation, the delay in payment of all deferred awards for six months after the Participant’s termination of service for any Participant who is a “specified employee” within the meaning of Code Section 409A.

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APPENDIX

The following definitions shall be in effect under the Plan:

A.            Board shall mean the Corporation’s Board of Directors.

B.            Code shall mean the Internal Revenue Code of 1986, as amended.

C.            Common Stock shall mean the Corporation’s Class A Common Stock.

D.            Corporation shall mean Perot Systems Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Perot Systems Corporation, which shall by appropriate action adopt the Plan.

E.             Eligible Director shall mean a non-employee Board member eligible to participate in this Plan in accordance with the eligibility provisions of Articles One and Three.

F.             Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

G.            Participant shall mean any person who is issued shares of Common Stock under the Plan.

H.            Plan shall mean the Corporation’s 2006 Non-Employee Director Equity Compensation Plan, as set forth in this document.

I.              Plan Administrator shall mean the Corporation.

J.             Plan Effective Date shall mean May 31, 2006.

K.            Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the stock award thereunder.  For purposes of the Plan, a Participant shall be deemed to cease Service immediately upon the date on which the Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary.

L.            Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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Directions to Perot Systems’ Plano Campus

From DFW International Airport:

Take International Parkway (the one main road running north-south through DFW Airport) North to I-635 East.

Continue East on I-635.

Take Exit #27B to I-35E North.

Take Exit #443 to President George Bush Turnpike (TX 190) heading East.

Drive East on President George Bush Turnpike (TX 190) to Plano.

Exit at Custer Parkway.

Turn Left on Custer Parkway to go North.

At Plano Parkway turn Left.

As you head West on Plano Parkway, Perot Systems’ Campus is on your left.

Use the first left turn lane entering the Campus parking lot. Once entering the parking lot, proceed to the west end of the parking lot and enter the Campus through the West Lobby.

From Downtown Dallas:

Proceed North on North Central Expressway (IH-75).

Take exit #28B to President George Bush Turnpike going West.

Take the first exit — Custer Parkway. Proceed West on the service road to the light at Custer Parkway.

Turn Right on Custer Parkway.

Turn Left at the first light (Plano Parkway).

As you head West on Plano Parkway, Perot Systems’ Campus is on your left.

Use the first left turn lane entering the Campus parking lot. Once entering the parking lot, proceed to the west end of the parking lot and enter the Campus through the West Lobby.

[FRONT OF PROXY CARD]

PEROT SYSTEMS CORPORATION

Proxy For Annual Meeting of Stockholders

May 10, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Perot Systems Corporation hereby acknowledge(s) receipt of the Proxy Statement dated March 29, 2006, and hereby appoint(s) Thomas D. Williams, Vice President, General Counsel and Secretary of Perot Systems, and Rex C. Mills, Associate General Counsel of Perot Systems, or either of them, proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of Class A Common Stock of Perot Systems Corporation held of record by the undersigned on March 13, 2006, at the Annual Meeting of Stockholders to be held at the Corporate Headquarters Cafeteria, 2300 West Plano Parkway, Plano, Texas 75075, at 3:00 p.m. Central Daylight Time on May 10, 2006 or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AND IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF ALL NOMINEES, (2) THE APPROVAL OF THE 2006 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN AND THE RESERVATION OF SHARES TO BE ISSUED UNDER THE PLAN, AND (3) THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY

IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)

[BACK OF PROXY CARD, TOP PORTION]

PEROT SYSTEMS CORPORATION

2300 W. PLANO PARKWAY

PLANO, TEXAS 75075

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 9, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVRY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Perot Systems Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touchtone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 9, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Perot Systems Corporation, Attention: Legal Department, 2300 W. Plano Parkway, Plano, Texas 75075.

[BACK OF PROXY CARD, BOTTOM PORTION]

PEROT SYSTEMS CORPORATION

THE DIRECTORS RECOMMEND A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW.

PROPOSAL 1                        To elect as Directors the nominees listed below.

01)   Ross Perot

02)   Ross Perot, Jr.

03)   Peter A. Altabef

04)   Steven Blasnik

05)   John S.T. Gallagher

06) Carl Hahn

07) DeSoto Jordan

08) Thomas Meurer

09) Cecil H. (C. H.) Moore, Jr.

10) Anthony Principi

11) Anuroop (Tony) Singh

For All /    /                            Withhold For All /    /                          For All Except /    /

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number and name on the line below.

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL 2.

PROPOSAL 2                        Approval of the 2006 Non-Employee Director Equity Compensation Plan and the Reservation of Shares to Be Issued Under the Plan.

For /    /  Against /    /                          Abstain /    /

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL 3.

PROPOSAL 3                        To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2005.

For /    /  Against /    /                          Abstain /    /

This proxy card must be signed for your instructions to be executed. Please sign exactly as your name appears on your stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date